Exhibit (a)(1)(G)

Corporate Headquarters

Metrologic Instruments, Inc.

90 Coles Road

Blackwood, NJ 08012-4638

Tel 856.228.8100

Fax 856.228.6673 (sales)

Fax 856.228.0653 (finance/legal)

www.metrologic.com

Metrologic Announces Extension of Expiration Date in Connection with its Offer to Purchase

Outstanding Eligible Options from Eligible Employees

Blackwood, New Jersey—December 18, 2006—Metrologic Instruments, Inc. (NASDAQ-GS:MTLG) today announced that it will extend until December 21, 2006 the expiration date of its offer to purchase from eligible employees all of their outstanding eligible options to purchase shares of Metrologic common stock granted under Metrologic’s 1994 Equity Incentive Plan. The tender offer will now expire at 5:00 p.m. Eastern Time on December 21, 2006, unless extended. Tenders of options must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to that time. As of 12:00 noon on December 18, 2006, options exercisable for 318,133 shares, representing 100% of the total eligible options, had been tendered.

Additional Information and Where to Find It

In connection with the tender offer, Metrologic filed an offer to purchase with the Securities and Exchange Commission on November 21, 2006. In connection with the proposed merger, Metrologic filed a definitive proxy statement with the Securities and Exchange Commission on November 29, 2006. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ BOTH THE OFFER TO PURCHASE AND THE PROXY STATEMENT, AS AMENDED OR SUPPLEMENTED, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the offer to purchase, the proxy statement and other documents filed by Metrologic at the Securities and Exchange Commission’s website at http://www.sec.gov. The offer to purchase, proxy statement and other documents may also be obtained for free by directing such request to Metrologic, Investor Relations Department at Investor.Relations@metrologic.com.

For more information contact:

Dale Fischer, Vice President

856.228.8100 X5505

Email: d.fischer@metrologic.com